Exhibit 7

CONFIDENTIAL

From:      Atlas Luxco S.à r.l.

53, boulevard Royal

L-2449 Luxembourg

Grand Duchy of Luxembourg

RCS Luxembourg: B274990

(the "Company")

To:           [*****] in its capacity as Facility Agent under the Facility Agreement (as defined below)

Dated: 13 March 2024

Dear Sirs,

Facility Agreement - Amendment letter

1.	Context

We refer to the facility agreement originally dated 20 February 2023 between (amongst others) (i) the Company as the Borrower, (ii) Atlas Investissement as Holdco, (iii) [*****] and [*****] as mandated lead arrangers, (iv) [*****] as Facility Agent, (v) [*****] as Calculation Agent, (vi) [*****] as Security Agent and (vii) [*****], [*****], [*****] And [*****] and [*****] as Initial Lenders (as amended from time to time and in particular on 26 May 2023, on 19 July 2023, on 26 September 2023, on 27 October 2023 and on 8 March 2024, the “Facility Agreement”).

Terms defined in the Facility Agreement have the same meaning in this amendment letter unless otherwise defined herein.

It is currently contemplated that Holdco and the Issuer will enter into an advisory agreement pursuant to which certain employees of Holdco, among those who have been disclosed to the Lenders in the context of the amendment request letter dated 8 March 2024, will provide to the Issuer advisory and consultancy services as requested by the Issuer (on a recommendation basis only to remain solely within the authority of the management of the Issuer) for a maximum amount of EUR 5.000.000 per annum (the "Advisory Activity").

Where this letter is expressed to amend the Facility Agreement, the Facility Agreement shall be amended by (x) the insertion of new text where shown as underlined blue text (as illustrated here: insertion), or (y) deleting text that is shown in double-strikethrough and red (as illustrated here: ~~deletion~~), but otherwise no amendments should be made to such Facility Agreement.

2.	Amendment and consent request

In this context, the Company would like to request the consent of the Lenders to the amendment and consent request described below (the “Amendment Request”).

In accordance with Clause 34.1 (Required Consents) of the Facility Agreement, the Company requests the consent of the Majority Lenders to:

-	amend the Facility Agreement by including the following definitions in clause 1.1 (Definitions) of the Facility Agreement in the correct alphabetical position in such clause:

““Permitted Advisory Activity” means the advisory and consultancy services provided by employees of Holdco to the Issuer on an arm's length basis, for a maximum turnover amount of EUR 5.000.000 per annum or its equivalent in any currency;”

-	amend Clause 19.21 (Change of Business) of the Facility Agreement as follows:

“19.21      Change of Business

Each Obligor shall procure that no substantial change is made to the general nature of the business of any of the Obligors from that carried on at the Signing Date (other than the provision of Permitted Advisory Activity by Holdco).”

3.	Miscellaneous

For the avoidance of doubt, the Borrower and the Facility Agent (acting on instructions of the Majority Lenders) agrees that this letter constitutes a Finance Document.

The Amendment Request is sent to the Lenders on the basis that:

(i)	the consents of the Lenders requested pursuant to this letter are given strictly on the basis of the terms of this letter and without prejudice to the rights of the Finance Parties. No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under this letter shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this letter are cumulative and not exclusive of any rights or remedies provided by law;

(ii)	save for the Amendment Request, nothing in this letter shall be deemed to constitute an amendment, a waiver of or a consent under any provision or condition of any Finance Document whatsoever. Except as varied by the terms of this letter, the terms of the Finance Documents shall remain in full force and effect;

(iii)	for the avoidance of doubt, each Lender who consents to the above request by confirming its consent to the Facility Agent and the Security Agent acknowledges and agrees that unless the above amendment request is fully and finally withdrawn by the Company, a consent received by the Facility Agent and the Security Agent in accordance with this letter from a Lender will be irrevocable and will bind any other person to whom it assigns, transfers or sub-participates any of its commitments under the Facility Agreement and the other Finance Documents (and such response shall remain valid and binding on such assignee(s), transferee(s), sub-participant(s) and any future holder of the relevant commitment from time to time); and

(iv)	each Obligor shall, at the request of the Facility Agent and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this letter.

If any provision of this letter is or becomes invalid, illegal or unenforceable in any respect under any law the validity, legality or enforceability of the remaining provisions shall not be affected or impaired in any way.

Failure by one or more parties (“Non Signatories”) to execute this letter on the date hereof will not invalidate the provisions of this letter as between the other Parties who do execute this letter. Such Non Signatories may execute this letter on a subsequent date and will thereupon become bound by its provisions.

Notwithstanding any other term of the Finance Documents or of this letter, we reserve the right, at any time to revoke the Amendment Request prior to signing this letter by all parties to it.

This amendment letter and any non-contractual obligations arising out of or in connection with it are governed by English law. Clause 40 (Enforcement) of the Facility Agreement applies mutatis mutandis to this amendment letter.

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Yours faithfully,

ATLAS LUXCO S.À R.L.

/s/ Anthony Maarek
By: Anthony Maarek
Title: Class A Manager

/s/ Tigran Khachatryan
By: Tigran Khachatryan
Title: Class B Manager

HOLDCO

ATLAS INVESTISSEMENT

/s/ Anthony Maarek
By: Anthony Maarek
Title: Directeur Général

Acknowledged and agreed by

[*****] as Facility Agent (acting on behalf of the Majority Lenders)

By:	[*****]
Title:	[*****]
Date:	21 March 2024

[*****] as Security Agent (acting on behalf of the Majority Lenders)

By:	[*****]
Title:	[*****]
Date:	21 March 2024